C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Robert Houghton, VP of Investor Relations and Treasury Email: robert.houghton@chrobinson.com

FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2019 Third Quarter Results
MINNEAPOLIS, MN, October 29, 2019 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended September 30, 2019.

•	Net revenues decreased 8.7 percent to $633.4 million

•	Income from operations decreased 18.2 percent to $201.1 million

•	Operating margin decreased 370 basis points to 31.7 percent

•	Diluted earnings per share (EPS) decreased 14.4 percent to $1.07

•	Cash flow from operations decreased 24.1 percent to $167.3 million

“The third quarter provided challenges in both our North American Surface Transportation and Global Forwarding segments. Our net revenues, operating income, and EPS results finished below our long-term expectations. We anticipated an aggressive industry pricing environment coming into the second half of this year driven by excess capacity and softening demand and knew we faced difficult comparisons versus our strong double-digit net revenue growth in the second half of last year. Our results were negatively impacted by truckload margin compression in North America,” said Bob Biesterfeld, Chief Executive Officer of C.H. Robinson.
Biesterfeld continued, “A part of our customer value proposition, particularly in our committed relationships, is managing through freight cycles and the pricing volatility that occurs as a result of the cyclicality of our industry. Our people did a great job of controlling what we can control, which includes winning increased awards in contractual bids with our largest customers in the quarter and continuing to provide excellent service and innovation. We are also continuing to adjust our pricing strategies in order to optimize our results.”

Third Quarter Results Summary

•	Total revenues decreased 10.2 percent to $3.9 billion, driven by lower pricing across most transportation service lines.

•	Net revenues decreased 8.7 percent to $633.4 million, primarily driven by reduced margin in truckload services.

•
Operating expenses decreased 3.5 percent to $432.3 million. Personnel expenses decreased 4.4 percent to $320.6 million, driven primarily by declines in performance-based compensation, partially offset by a 3.2 percent increase in average headcount. Selling, general and administrative (“SG&A”) expenses decreased 0.9 percent to $111.8 million, due primarily to a decrease in bad debt expense and a $5.8 million gain on the sale of an office building in Chicago, Illinois, partially offset by an increase in purchased services.

•
Income from operations totaled $201.1 million, down 18.2 percent from last year due to a decline in North American Surface Transportation (“NAST”), partially offset by growth in Global Forwarding and All Other and Corporate. Operating margin of 31.7 percent declined 370 basis points.

•	Interest and other expenses totaled $13.2 million, which primarily consists of interest expense. The third quarter also included a $1.1 million unfavorable impact from currency revaluation.

•
The effective tax rate in the quarter was 21.8 percent compared to 26.5 percent last year. The lower effective tax rate was due primarily to a favorable adjustment of $2.7 million from a prior year tax provision.

•	Net income totaled $146.9 million, down 16.5 percent from a year ago. Diluted EPS of $1.07 decreased 14.4 percent.

Year-to-Date Results Summary

•	Total revenues decreased 7.8 percent to $11.5 billion, driven by declines across most transportation service lines.

•	Net revenues increased 0.8 percent to $2.0 billion.

•
Operating expenses increased 1.5 percent to $1.4 billion. Personnel expenses decreased 0.5 percent to $1.0 billion, driven primarily by declines in performance-based compensation, partially offset by a 2.6 percent increase in average headcount. SG&A expenses increased 7.3 percent to $354.7 million, due primarily to increases in purchased services, particularly commercial off-the-shelf software, and occupancy, partially offset by a reduction in bad debt expense.

•
Income from operations totaled $653.2 million, down 0.5 percent from last year due to a decline in All Other and Corporate, partially offset by growth in Global Forwarding. Operating margin of 32.5 percent decreased 50 basis points.

•	Interest and other expenses totaled $36.9 million, which primarily consists of interest expense. The nine-month period also included a $3.3 million unfavorable impact from currency revaluation.

•	The effective tax rate for the first nine months was 22.5 percent compared to 24.7 percent in the year-ago period.

•	Net income totaled $477.9 million, up 0.1 percent from a year ago. Diluted EPS of $3.45 increased 1.8 percent.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% change	2019	2018	% change
Total revenues	$2,826,308	$3,224,906	(12.4)%	$8,495,145	$9,296,510	(8.6)%
Net revenues	433,760	499,463	(13.2)%	1,406,728	1,397,571	0.7%
Income from operations	176,200	223,893	(21.3)%	592,215	591,774	0.1%

Third quarter total revenues for C.H. Robinson's NAST segment totaled $2.8 billion, a decrease of 12.4 percent over the prior year, primarily driven by decreased pricing. NAST net revenues decreased 13.2 percent in the quarter to $433.8 million. Net revenues in truckload decreased 17.4 percent, less than truckload (“LTL”) net revenues increased 1.3 percent, and intermodal net revenues decreased 15.9 percent versus the year-ago period. Excluding the impact of the change in fuel prices, average North America truckload rate per mile charged to customers decreased approximately 12.5 percent in the quarter, while truckload transportation cost per mile decreased approximately 12 percent. Truckload volumes declined 4 percent in the quarter, as low-single-digit growth in contractual volume was not enough to offset the significant declines in spot market opportunities in the current environment. LTL volumes grew 4 percent, and intermodal volumes declined 24 percent versus the prior year. Operating expenses decreased 6.5 percent due to decreased personnel expenses, partially offset by increased SG&A expenses. Income from operations decreased 21.3 percent to $176.2 million, and operating margin declined 420 basis points to 40.6 percent. NAST average headcount was down 0.1 percent in the quarter. As a reminder, third quarter and year-to-date NAST results include Robinson Fresh transportation, which was previously reported under the Robinson Fresh segment.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% change	2019	2018	% change
Total revenues	$597,695	$639,268	(6.5)%	$1,727,745	$1,810,619	(4.6)%
Net revenues	135,815	134,101	1.3%	404,987	401,169	1.0%
Income from operations	24,676	23,835	3.5%	65,497	61,844	5.9%

Third quarter total revenues for the Global Forwarding segment decreased 6.5 percent to $597.7 million, primarily driven by lower pricing in ocean and air and a decline in air volume. Net revenues increased 1.3 percent in the quarter to $135.8 million, with the acquisition of The Space Cargo Group (“Space Cargo”) contributing 3.5 percentage points of growth in the quarter. Ocean net revenues increased 4.1 percent driven by margin expansion. Net revenues in air decreased 7.2 percent driven by declines in pricing and shipments. Customs net revenues increased 1.8 percent, primarily driven by increased transaction volume. Operating expenses increased 0.8 percent, driven by increased investments in technology. Third quarter average headcount increased 2.3 percent, with Space Cargo contributing 3.5 percentage points to the growth. Income from operations increased 3.5 percent to $24.7 million, and operating margin expanded 40 basis points to 18.2 percent in the quarter.

All Other and Corporate Results

Net revenues for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
Net revenues	2019	2018	% change	2019	2018	% change
Robinson Fresh	$26,382	$26,399	(0.1)%	$86,276	$89,280	(3.4)%
Managed Services	21,574	20,080	7.4%	61,985	58,471	6.0%
Other Surface Transportation	15,900	14,001	13.6%	47,471	44,961	5.6%

Third quarter Robinson Fresh net revenues decreased 0.1 percent to $26.4 million. Managed Services net revenues increased 7.4 percent this quarter. Other Surface Transportation net revenues increased 13.6 percent to $15.9 million, with the acquisition of Dema Service contributing 13 percentage points of net revenue growth. All Other and Corporate operating income included a $5.8 million gain on the sale of an office building in Chicago, Illinois.

Other Income Statement Items
The third quarter effective tax rate was 21.8 percent, down from 26.5 percent last year. The lower effective tax rate was due primarily to a favorable adjustment of $2.7 million from a prior year tax provision. We now expect our 2019 full-year effective tax rate to be in the range of 23 to 24 percent.
Interest and other expenses totaled $13.2 million, which primarily consists of interest expense. Interest expense declined in the quarter driven by a reduction in our overall debt balance. The third quarter also included a $1.1 million unfavorable impact from currency revaluation.
Diluted weighted average shares outstanding in the quarter were down 1.9 percent due primarily to $67.0 million in share repurchases.

Cash Flow Generation and Capital Distribution
Cash from operations totaled $167.3 million, down 24.1 percent versus the prior year, primarily due to decreased earnings versus the year-ago period.
In the third quarter, $135.9 million was returned to shareholders, with $68.9 million in cash dividends and $67.0 million in share repurchases. This represents a decrease of 9.9 percent over the prior year.
Capital expenditures totaled $19.4 million in the quarter. We now expect 2019 capital expenditures to be between $65 and $75 million, with the majority dedicated to technology.

Outlook
“Looking ahead, we expect that North American routing guides will continue to reset at lower prices in response to the falling cost environment and decline in spot market freight opportunities. While industry data suggests capacity continues to exit the North America truckload market, we believe capacity will exceed available shipments for the next few quarters,” Biesterfeld stated. “Despite the current freight environment, our long-term goals remain unchanged. We remain focused on taking market share, automating core processes while delivering industry-leading quality service to our customers and carriers, and improving operating leverage in our businesses.”

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With over $20 billion in freight under management and 18 million shipments annually, we are the world’s largest logistics platform. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our more than 124,000 customers and 76,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with operations outside of the United States; risks associated with the potential impact of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel price increases or decreases, or fuel shortages; cyber-security related risks; the impact of war on the economy; changes to our capital structure; risks related to the elimination of LIBOR; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Third Quarter 2019 Earnings Conference Call
Wednesday, October 30, 2019; 8:30 a.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email adrienne.brausen@chrobinson.com.

Summarized Financial Results
($ in thousands, except per share data)

This table of summary results presents our service line net revenues consistent with our historical presentation and is on an enterprise basis. The service line net revenues in the table differ from the service line net revenues discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% change	2019	2018	% change
Total revenues	$3,856,132	$4,291,900	(10.2)%	$11,516,182	$12,493,264	(7.8)%
Net revenues:
Transportation
Truckload	$317,990	$378,572	(16.0)%	$1,067,334	$1,050,305	1.6%
LTL	124,523	122,616	1.6%	363,743	353,949	2.8%
Intermodal	7,110	8,361	(15.0)%	19,484	23,874	(18.4)%
Ocean	77,879	74,839	4.1%	234,884	230,718	1.8%
Air	27,121	29,991	(9.6)%	80,837	89,779	(10.0)%
Customs	23,719	23,305	1.8%	68,903	64,754	6.4%
Other logistics services	30,025	31,188	(3.7)%	90,472	91,474	(1.1)%
Total transportation	608,367	668,872	(9.0)%	1,925,657	1,904,853	1.1%
Sourcing	25,064	25,172	(0.4)%	81,790	86,599	(5.6)%
Total net revenues	633,431	694,044	(8.7)%	2,007,447	1,991,452	0.8%

Operating expenses	432,346	448,071	(3.5)%	1,354,277	1,334,886	1.5%
Income from operations	201,085	245,973	(18.2)%	653,170	656,566	(0.5)%
Net income	$146,894	$175,895	(16.5)%	$477,862	$477,355	0.1%
Diluted EPS	$1.07	$1.25	(14.4)%	$3.45	$3.39	1.8%

Our total revenues represent the total dollar value of services and goods we sell to our customers. Net revenues are a non-GAAP financial measure calculated as total revenues less the cost of purchased transportation and related services and the cost of purchased products sourced for resale. We believe net revenues are a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider net revenues to be our primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our net revenues. The reconciliation of total revenues to net revenues is presented below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Transportation	$3,608,346	$4,028,392	$10,751,890	$11,619,171
Sourcing	247,786	263,508	764,292	874,093
Total revenues	3,856,132	4,291,900	11,516,182	12,493,264
Costs and expenses:
Purchased transportation and related services	2,999,979	3,359,520	8,826,233	9,714,318
Purchased products sourced for resale	222,722	238,336	682,502	787,494
Total costs and expenses	3,222,701	3,597,856	9,508,735	10,501,812
Net revenues	$633,431	$694,044	$2,007,447	$1,991,452

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2019	2018	2019	2018

Revenues:
Transportation	$3,608,346	$4,028,392	$10,751,890	$11,619,171
Sourcing	247,786	263,508	764,292	874,093
Total revenues	3,856,132	4,291,900	11,516,182	12,493,264
Costs and expenses:
Purchased transportation and related services	2,999,979	3,359,520	8,826,233	9,714,318
Purchased products sourced for resale	222,722	238,336	682,502	787,494
Personnel expenses	320,563	335,299	999,547	1,004,226
Other selling, general, and administrative expenses	111,783	112,772	354,730	330,660
Total costs and expenses	3,655,047	4,045,927	10,863,012	11,836,698
Income from operations	201,085	245,973	653,170	656,566
Interest and other expense	(13,180)	(6,526)	(36,935)	(22,354)
Income before provision for income taxes	187,905	239,447	616,235	634,212
Provisions for income taxes	41,011	63,552	138,373	156,857
Net income	$146,894	$175,895	$477,862	$477,355

Net income per share (basic)	$1.08	$1.27	$3.48	$3.42
Net income per share (diluted)	$1.07	$1.25	$3.45	$3.39

Weighted average shares outstanding (basic)	136,380	138,797	137,274	139,425
Weighted average shares outstanding (diluted)	137,476	140,160	138,373	140,720

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2019
Total revenues	$2,826,308	$597,695	$432,129	$3,856,132
Net revenues	433,760	135,815	63,856	633,431
Income from operations	176,200	24,676	209	201,085
Depreciation and amortization	5,734	9,186	10,560	25,480
Total assets (1)	2,649,259	995,137	992,153	4,636,549
Average headcount	7,448	4,790	3,544	15,782

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended September 30, 2018 (2)
Total revenues	$3,224,906	$639,268	$427,726	$4,291,900
Net revenues	499,463	134,101	60,480	694,044
Income (loss) from operations	223,893	23,835	(1,755)	245,973
Depreciation and amortization	6,286	8,735	8,902	23,923
Total assets (1)	2,739,569	944,928	808,225	4,492,722
Average headcount	7,454	4,684	3,153	15,291

____________________________________________
(1) All cash and cash equivalents are included in All Other and Corporate.
(2) Amounts have been reclassified to reflect the segment reorganization announced in the first quarter of 2019.

Business Segment Information
(unaudited, dollars in thousands)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2019
Total revenues	$8,495,145	$1,727,745	$1,293,292	$11,516,182
Net revenues	1,406,728	404,987	195,732	2,007,447
Income (loss) from operations	592,215	65,497	(4,542)	653,170
Depreciation and amortization	18,124	27,427	29,571	75,122
Total assets (1)	2,649,259	995,137	992,153	4,636,549
Average headcount	7,436	4,748	3,398	15,582

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Nine Months Ended September 30, 2018 (2)
Total revenues	$9,296,510	$1,810,619	$1,386,135	$12,493,264
Net revenues	1,397,571	401,169	192,712	1,991,452
Income from operations	591,774	61,844	2,948	656,566
Depreciation and amortization	18,905	26,397	27,100	72,402
Total assets (1)	2,739,569	944,928	808,225	4,492,722
Average headcount	7,375	4,725	3,089	15,189
____________________________________________
(1) All cash and cash equivalents are included in All Other and Corporate.
(2) Amounts have been reclassified to reflect the segment reorganization announced in the first quarter of 2019.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$384,424	$378,615
Receivables, net of allowance for doubtful accounts	2,074,449	2,162,438
Contract assets	150,569	159,635
Prepaid expenses and other	73,724	52,386
Total current assets	2,683,166	2,753,074

Property and equipment, net	209,521	228,301
Right-of-use lease assets	263,833	—
Intangible and other assets	1,480,029	1,446,037
Total assets	$4,636,549	$4,427,412

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,076,597	$1,063,107
Accrued expenses:
Compensation	107,659	153,626
Transportation expense	114,498	119,820
Income taxes	19,470	28,360
Other accrued liabilities	60,069	63,410
Current lease liabilities	55,847	—
Current portion of debt	—	5,000
Total current liabilities	1,434,140	1,433,323

Long-term debt	1,253,091	1,341,352
Noncurrent lease liabilities	216,610	—
Noncurrent income taxes payable	22,149	21,463
Deferred tax liability	37,206	35,757
Other long-term liabilities	257	430
Total liabilities	2,963,453	2,832,325

Total stockholders’ investment	1,673,096	1,595,087
Total liabilities and stockholders’ investment	$4,636,549	$4,427,412

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Nine Months Ended September 30,
	2019	2018
Operating activities:
Net income	$477,862	$477,355
Depreciation and amortization	75,122	72,402
Provision for doubtful accounts	642	12,333
Stock-based compensation	40,657	68,475
Deferred income taxes	(3,360)	(5,794)
Excess tax benefit on stock-based compensation	(6,908)	(9,345)
Other operating activities	(4,471)	1,350
Changes in operating elements, net of acquisitions:
Receivables	104,108	(268,252)
Contract assets	9,067	(53,647)
Prepaid expenses and other	(18,940)	14,740
Accounts payable and outstanding checks	3,871	120,652
Accrued compensation	(45,319)	15,153
Accrued transportation expenses	(5,323)	62,165
Accrued income taxes	(7,042)	9,247
Other accrued liabilities	5,210	9,944
Other assets and liabilities	(1,318)	2,105
Net cash provided by operating activities	623,858	528,883

Investing activities:
Purchases of property and equipment	(26,661)	(35,794)
Purchases and development of software	(24,282)	(13,793)
Acquisitions, net of cash acquired	(59,188)	(1,315)
Other investing activities	16,625	(1,605)
Net cash used for investing activities	(93,506)	(52,507)

Financing activities:
Proceeds from stock issued for employee benefit plans	40,442	46,424
Net repurchases of common stock	(255,655)	(222,697)
Cash dividends	(207,865)	(195,158)
Proceeds from long-term borrowings	929,000	591,012
Payments on long-term borrowings	(1,018,000)	—
Proceeds from short-term borrowings	14,000	2,588,000
Payments on short-term borrowings	(19,000)	(3,303,000)
Net cash used for financing activities	(517,078)	(495,419)
Effect of exchange rates on cash	(7,465)	(17,046)

Net change in cash and cash equivalents	5,809	(36,089)
Cash and cash equivalents, beginning of period	378,615	333,890
Cash and cash equivalents, end of period	$384,424	$297,801

	As of September 30,
Operational Data:	2019	2018
Employees	15,654	15,225

Source: C.H. Robinson
CHRW-IR